EXHIBIT 24

SUNSHINE HEART, INC.

Powers of Attorney

The undersigned directors of Sunshine Heart, Inc., a Delaware corporation, do hereby make, constitute and appoint David Rosa and Jeffrey Mathiesen, and either of them, the undersigned’s true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigned’s name, place and stead, to sign and affix the undersigned’s name as such director of said Corporation to an Annual Report on Form 10-K or other applicable form, and all amendments thereto, to be filed by said Corporation with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1934, as amended, with all exhibits thereto and other supporting documents, with said Commission, granting unto said attorneys-in-fact, and either of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

IN WITNESS WHEREOF, each of the undersigned have hereunto set their hands as of the dates indicated below.

/s/ Geoffrey Brooke	/s/ Donal O’Dwyer
Dr. Geoffrey Brooke	Donal O’Dwyer
Date: 19 March, 2012	Date: March 23, 2012

/s/ Paul Buckman	/s/ William Peters
Paul Buckman	Dr. William Peters
Date: March 22, 2012	Date: 22 March, 2012

/s/ Nicholas Callinan
Nicholas Callinan	David Rosa
Date: 17 March, 2012	Date:

/s/ Mark Harvey	/s/ Gregory Waller
Dr. Mark Harvey	Gregory Waller
Date: 22 March, 2012	Date: March 19, 2012